Exhibit 10.1
AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT (the “Amendment”) is effective as of December 1, 2009 and amends the March 31, 2009 Employment Agreement (the “Agreement”) by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company”), and FRANK R. MARTIRE (the “Employee”) as follows:
1. Excise Taxes. Section 10 of the Agreement is replaced in its entirety with the following:
“Excise Taxes. If any payments or benefits paid or provided or to be paid or provided to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”). Any such election must be in writing and delivered to Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining Payments and benefits. Within each such priority category, payments shall be reduced on a last to be paid, first reduced basis, provided that if there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first. Notwithstanding the order of priority of reduction set forth above, the Employee may include in the Employee’s election for a Scaled Back Amount a change to the order of such Payment reduction. The Company shall follow such revised reduction order, if and only if, the Company, in its sole judgment, determined such change does not violate the provisions of Code Section 409A.”
     2. Exception to the Amendment. Notwithstanding anything in this Amendment to the contrary, this Amendment shall not apply, and Section 10 of the Agreement as in effect before this Amendment shall continue to apply, to any rights with respect to payments or gross ups previously paid, due or to be due the Employee under the Agreement as in effect before the Amendment or any other agreement or arrangement governing the Employee, to the extent (a) the Employee is subject to the Excise Tax related to “parachute payments” (within the meaning of Section 280G of the Code) and (b) such parachute payments are “contingent on” (within the meaning of Section 280G of the Code) the transactions contemplated by the Merger Agreement.
     3. Definitions and Conflicts. All terms not specifically defined in this Amendment shall have the same meaning as in the Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

     IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
/s/ Ronald D. Cook
Ronald D. Cook
Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary

FRANK R. MARTIRE
/s/ Frank R. Martire

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